UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2007

INTERACTIVE SYSTEMS WORLDWIDE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification No.)

2 Andrews Drive, West Paterson, NJ	07424
(Address of Principal Executive Offices)	(Zip Code)

(973) 256-8181

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 10, 2007, Interactive Systems Worldwide, Inc. (the “Company”) entered into an amended and restated one year employment agreement (the “Agreement”) with Bernard Albanese, its Chairman of the Board, Chief Executive Officer and President, and acting Principal Financial Officer, for the period from July 1, 2007 through June 30, 2008 (the “Term”), amending and restating the terms of Mr. Albanese’s employment agreement dated as of June 19, 2007 (the “Prior Agreement”). The primary purpose of the amended terms is to reduce the salary obligations of the Company in the event of early termination (i.e. prior to the completion of the Term) of Mr. Albanese’s employment. In the Prior Agreement, if the Company terminated Mr. Albanese’s employment, other than for cause, the Company would have still been obligated to pay Mr. Albanese $300,000 in salary, less the salary and Bonus (as defined below) he had already been paid during the Term. This salary obligation has been replaced with a 60-day notification period.

The Agreement provides that Mr. Albanese is to receive a base salary of not less than $240,000 per annum plus an incentive compensation bonus of $30,000 for each $1 million of revenue realized by the Company and its subsidiaries on a consolidated basis during the Term, up to a maximum bonus of $120,000 if revenues of $4 million are realized during the Term (the “Bonus”).

The compensation described above is unchanged from the Prior Agreement and from Mr. Albanese’s employment agreement in effect during the period from July 1, 2006 through June 30, 2007. Since January 2007, Mr. Albanese has voluntarily reduced his base compensation from an annual rate of $240,000 to $180,000, a 25% reduction. It is Mr. Albanese’s current intention to continue this voluntary reduction for the foreseeable future until such time as the Company can resolve its cash resources issues. The Prior Agreement included certain benefits for Mr. Albanese upon termination following a “change of control” which are not included in the Agreement.

The Agreement provides that Mr. Albanese will be entitled to: (i) such salary increases, bonuses or other incentive compensation as may be approved by the Board of Directors; (ii) health and life insurance and other fringe benefits substantially similar to those provided in the past and not less than those provided by the Company to its other executive employees; (iii) four weeks of vacation each year; and (iv) severance in the amount of $300,000 and continuation of fringe benefits for one year, in the event (a) the Company terminates his employment other than for “cause” (as defined in the Agreement), or he resigns or if his employment terminates as a result of his death or disability during the Term, or (b) of expiration of the Term without a new employment agreement being entered into which is at least as beneficial to Mr. Albanese as the Prior Agreement. If during the Term the Company terminates Mr. Albanese’s employment other than for cause or he resigns or his employment terminates as a result of death or disability, the Bonus to which he is entitled shall be determined after annualizing the revenue realized by the Company from July 1, 2007 through the last day of the calendar month in which the termination occurred. Under the Prior Agreement revenues would not have been annualized for determining the Bonus. Mr. Albanese is also entitled, at the Company’s expense, to the use of a leased automobile, including all operating, maintenance and insurance expenses. The Agreement also provides that if his employment terminates for any reason whatsoever, including his death or disability, other than by the Company for cause, all stock options theretofore granted to him which have not become exercisable shall vest and become exercisable and remain exercisable in accordance with the Company’s 1995, 1996 and 2006 Stock Option Plans and related stock option agreements, as applicable. The Agreement also provides that Mr. Albanese has the right, in his discretion, to voluntarily retire from the Company and upon such retirement he is entitled to receive $300,000 and continuation of his benefits for a period of one year.

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Mr. Albanese has previously entered into an agreement restricting competitive activities for 12 months following termination of his employment and prohibiting disclosure of confidential information of the Company, which agreement remains in effect, except in the case of the Company entering into any form of bankruptcy, insolvency or similar reorganization.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, filed herewith as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01    Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between the Company and Bernard Albanese, dated as of August 10, 2007.

3

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC (Registrant)

Date: August 10, 2007	By:	/s/ Bernard Albanese
Bernard Albanese
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement between the Company and Bernard Albanese, dated as of August 10, 2007.